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                                                                    EXHIBIT 99.2

INTERMET CORPORATION
5445 Corporate Drive
Troy, MI 48098-2683
Tel:  248-952-2500
Fax: 248-952-2501

INTERMET


                                           NEWS RELEASE

                                           For IMMEDIATE Release
                                           Investor Inquiries: Bytha Mills
                                           Media Inquiries: Mike Kelly
                                           INTERMET Corporation
                                           248-952-2500

INTERMET GAINS IMMEDIATE ACCESS TO INTERIM DIP FUNDING

EXECUTES CREDIT AGREEMENT FOR DIP FINANCING

TROY, Michigan, October 25, 2004 - INTERMET Corporation (Pink Sheets: INMTQ) announced today that it has entered into a credit agreement with Deutsche Bank Trust Company Americas and The Bank of Nova Scotia for a $60 million debtor-in-possession (DIP) credit facility. With the execution of this agreement, INTERMET is now able to borrow up to $20 million under the DIP facility, in accordance with the budget agreed upon by the company and its DIP lenders.

"This agreement with the lenders is a positive step for us," said Gary F. Ruff, INTERMET's Chairman and CEO. "It gives the company the financial flexibility necessary not only for maintaining critical customer deliveries, but also for continuing with efforts to reorganize and strengthen the company. We are especially pleased that two major lenders have cooperated on a financing arrangement that will benefit INTERMET and our supplier partners, who continue to support our manufacturing operations."

The remaining $40 million of availability under the DIP facility is subject to additional conditions and limitations, including final approval by the court.

About INTERMET

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. The company has approximately 6,000 employees worldwide. More information is available on the Internet at www.intermet.com.

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